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                                                                     EXHIBIT 3.6

                            LIMITED LIABILITY COMPANY

                                    AGREEMENT

                                       OF

                              IRIDIUM OPERATING LLC
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                                Table of Contents

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ARTICLE I
                                 MEMBERS, MANAGER-DIRECTORS, OFFICERS AND MEETINGS..............................  1
         Section 1.1       Formation and Name...................................................................  1
         Section 1.2       Place of Business and Office:  Registered Agent......................................  1
         Section 1.3       Purpose..............................................................................  2
         Section 1.4       Fiscal Year..........................................................................  2
         Section 1.5       Directors:  Number, Appointment, Removal, Qualifications,
                           Etc..................................................................................  2
                  (a)      Board of Directors...................................................................  2
                  (b)      Alternate Directors..................................................................  2
                  (c)      Removal and Resignation..............................................................  2
                  (d)      Assumption and Acceptance of Powers and Duties.......................................  3
         Section 1.6       Members..............................................................................  3
                  (a)      Initial Members......................................................................  3
                  (b)      Rights and Obligations...............................................................  3
                  (c)      Investment Company Restrictions......................................................  3
                  (d)      Annual Meetings......................................................................  3
                  (e)      Special Meetings.....................................................................  3
                  (f)      Place of Meetings....................................................................  3
                  (g)      Notice...............................................................................  4
                  (h)      Members List.........................................................................  4
                  (i)      Quorum...............................................................................  4
                  (j)      Adjourned Meetings...................................................................  4
                  (k)      Vote Required........................................................................  5
                  (l)      Proxies..............................................................................  5
                  (m)      Action by Written Consent............................................................  5
                  (n)      Record Dates.........................................................................  6
                  (o)      Communications Equipment.............................................................  6
         Section 1.7       Liability of Members and Directors...................................................  6
         Section 1.8       Certain Duties and Liabilities of Members and Directors..............................  6
                  (a)      Duties of Members and Directors......................................................  6
                  (b)      Limitations on Liability of Members, Directors and Officers..........................  7
         Section 1.9       Reliance by Third Parties............................................................  7
         Section 1.10      Organizational Expenses..............................................................  7
         Section 1.11      Seal of IOC..........................................................................  7
         Section 1.12      Ratification and Authorization of Certain Actions....................................  7

ARTICLE II
                                             MANAGEMENT AND OPERATIONS..........................................  7
         Section 2.1       Power and Authority of Members.......................................................  7
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         Section 2.2       Power and Authority of Directors.....................................................  7
         Section 2.3       Directors:  Meetings, Committees, and Delegation.....................................  8
                  (a)      Annual and Special Meetings..........................................................  8
                  (b)      Representation of Certain Members....................................................  8
                  (c)      Committees...........................................................................  9
                  (d)      Committee Rules......................................................................  9
                  (e)      Communications Equipment............................................................. 10
                  (f)      Waiver of Notice and Presumption of Assent........................................... 10
                  (g)      Action by Written Consent............................................................ 10
                  (h)      Tax Consequences to the Members...................................................... 10
         Section 2.4       Compensation of the Directors........................................................ 10
         Section 2.5       Officers............................................................................. 10
                  (a)      Establishment, Nomination and Election............................................... 10
                  (b)      Removal.............................................................................. 11
                  (c)      Compensation......................................................................... 11
         Section 2.6       Interested Directors................................................................. 11
                  (a)      Contracts Permitted.................................................................. 11
                  (b)      Quorum............................................................................... 11
         Section 2.7       Books and Records.................................................................... 11
                  (a)      Books and Records to be Kept......................................................... 11
                  (b)      Inspection of Books and Records...................................................... 12
                  (c)      Rights to Inspect.................................................................... 12
                  (d)      Interest Register as Evidence........................................................ 12
         Section 2.8       Indemnification...................................................................... 12
                  (a)      Third Party Actions, Suits and Proceedings........................................... 12
                  (b)      Actions by or in Right of IOC........................................................ 13
                  (c)      Procedure for Indemnification........................................................ 13
                  (d)      Rights Non-Exclusive................................................................. 14
                  (e)      Insurance............................................................................ 14
                  (f)      Expenses............................................................................. 14
                  (g)      Employees and Agents................................................................. 14
                  (h)      Contract Rights...................................................................... 14
                  (i)      Merger or Consolidation, Other....................................................... 14
         Section 2.9       Special Rights of IWCL............................................................... 15

ARTICLE III
                               CAPITAL CONTRIBUTIONS, ALLOCATIONS AND DISTRIBUTIONS............................. 16
         Section 3.1       Form of Contribution................................................................. 16
         Section 3.2       Contributions by the Members......................................................... 16
         Section 3.3       Allocation of Distributions.......................................................... 16
         Section 3.4       Interests as Personal Property....................................................... 16

ARTICLE IV
                                          INTERESTS AND OTHER SECURITIES........................................ 16
         Section 4.1       Interests and Authorization.......................................................... 16
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         Section 4.2       Specific Rights Associated with Interests............................................ 16
                  (a)      Voting Rights........................................................................ 16
                  (b)      Liquidation Rights................................................................... 16
                  (c)      Dividends and Distributions.......................................................... 17
                  (d)      Minimum Dividends.................................................................... 17
                  (e)      Accounting........................................................................... 17
                  (f)      Legal Funds.......................................................................... 17
                  (g)      Record Dates......................................................................... 17
         Section 4.3       Fractional Interests................................................................. 17
         Section 4.4       Certificates for Interests........................................................... 18

ARTICLE V
                                            DISSOLUTION AND WINDING UP.......................................... 18
         Section 5.1       Dissolution.......................................................................... 18
         Section 5.2       Resignation of Members............................................................... 19
         Section 5.3       Winding Up........................................................................... 19

ARTICLE VI
                                                     TRANSFERS.................................................. 19
         Section 6.1       Board Approval Required.............................................................. 19
         Section 6.2       Obligations of Transferees and Transferors........................................... 19
         Section 6.3       Inapplicability of Article........................................................... 19
         Section 6.4       Substituted Members.................................................................. 19
         Section 6.5       Pledge of Interests.................................................................. 20

ARTICLE VII
                                          ADMISSION OF ADDITIONAL MEMBERS....................................... 20
         Section 7.1       Initial Member....................................................................... 20
         Section 7.2       Admission of Additional Members...................................................... 20
                  (a)      Admission of Members................................................................. 20
                  (b)      Time of Admission.................................................................... 20
                  (c)      Required Contribution................................................................ 21

ARTICLE VIII
                                   GATEWAY RIGHTS OF IRIDIUM LLC CLASS 1 MEMBERS................................ 21
         Section 8.1       Access Rights of Iridium LLC Class 1 Members......................................... 21
         Section 8.2       Parent to Provide Gateway Service Territory Information.............................. 21

ARTICLE IX
                                                GENERAL PROVISIONS.............................................. 21
         Section 9.1       Amendments to the Agreement.......................................................... 21
                  (a)      General.............................................................................. 21
                  (b)      Amendments Affecting Indemnification................................................. 21
                  (c)      Amendments Affecting Article VIII.................................................... 22
                  (d)      Amendments to Annexes by Secretary................................................... 22
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         Section 9.2       Governing Law; Severability.......................................................... 22
         Section 9.3       Jurisdiction and Service of Process Arbitration...................................... 22
         Section 9.4       Power of Attorney and Other Authorizations........................................... 23
         Section 9.5       Actions of Members................................................................... 24
         Section 9.6       Notices.............................................................................. 24
         Section 9.7       Counterparts......................................................................... 24

ARTICLE X
RATIFICATION AND AUTHORIZATION OF CERTAIN ACTIONS............................................................... 24
         Section 10.1.  Formation of IOC........................................................................ 24
         Section 10.2.  Asset Transfer Agreement................................................................ 24
         Section 10.3.  Management Services Agreement........................................................... 25
         Section 10.4.  Guaranteed Credit Facility.............................................................. 25
         Section 10.5.  Secured Bank Facility................................................................... 25

ARTICLE XI
                                                CERTAIN DEFINITIONS............................................. 26
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ANNEXES

Annex A           Initial Directors and Officers
Annex B           Interests

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                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                              IRIDIUM OPERATING LLC


         This LIMITED LIABILITY COMPANY AGREEMENT ("Agreement") of IRIDIUM OPERATING LLC ("IOC") is dated as of December 18, 1997 and is agreed to by the undersigned.

                                    RECITALS

         A. On June 14, 1993, Iridium, Inc. was formed as a corporation under the laws of the State of Delaware and commenced operations on July 29, 1993.

         B. On July 16, 1996, Iridium LLC, was organized as a limited liability company pursuant to 6 Del. C. Section 18-101, et seq. (the "Delaware Act").

         C. On July 29, 1996, Iridium, Inc. was merged with and into Iridium LLC, pursuant to 8 Del. C. Section 264, with Iridium LLC as the surviving entity ("Parent").

         D. On or about October 23, 1997, Iridium LLC formed IOC pursuant to the Delaware Act.

         E. Parent wishes to enter, and IOC wishes to adopt, this Agreement as IOC's governing document.

         F. Certain terms shall have the meanings assigned in ARTICLE XI hereof.

         NOW, THEREFORE, this Agreement is hereby adopted as follows:


                                    ARTICLE I
                MEMBERS, MANAGER-DIRECTORS, OFFICERS AND MEETINGS

         Section 1.1 Formation and Name. The name of IOC is Iridium Operating LLC. The business of IOC may be conducted under any other name deemed necessary or desirable by the Members. The rights and liabilities of the current and future Members shall be as provided in the Delaware Act, except as provided in this Agreement.

         Section 1.2 Place of Business and Office: Registered Agent. IOC shall maintain a registered office in the State of Delaware at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The principal executive office of IOC shall be 1575 Eye Street, N.W., Washington, D.C. 20006 or such other place as the Board of Directors may determine. The name and address of IOC's registered agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
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         Section 1.3 Purpose. IOC is organized for the purpose of acquiring, owning and managing a low-earth orbit satellite space system to be delivered under the Space System Contract between Motorola, Inc. and Parent (which may be assigned to IOC) and any successor or replacement space system, and the management of the access to any use of such space system, and the engagement in activities necessary, appropriate or incidental to the foregoing by the Members or their Affiliates.

         Section 1.4 Fiscal Year. The fiscal year of IOC (the "Fiscal Year") shall be fixed by resolution of the Members.

         Section 1.5 Directors: Number, Appointment, Removal, Qualifications,
Etc.

         (a) Board of Directors. There shall initially be a Board of Directors comprised of twenty-four (24) Directors. For so long as Parent is the majority member of IOC, IOC shall cause the number of Directors to be equal to the number of directors on the board of directors of Parent as such number of directors of Parent changes from time to time, including, without limitation, changes in the number of Directors of Parent resulting from the issuance of Class 2 membership interests of Parent. Parent shall, as long as Parent is the majority member of IOC, appoint each person serving as a member of the board of directors of Parent to serve as a member of the Board of Directors of IOC. The persons listed in Annex A hereto as Directors are hereby designated by Parent as the initial Board of Directors of IOC. In addition, the chairman of the board of directors of Parent shall be a member of the Board of Directors of IOC and shall serve as the chairman of the Board of Directors of IOC and each Vice Chairman of the board of directors of Parent shall serve as a Vice Chairman of the Board of Directors of IOC. Directors appointed pursuant to this Agreement shall be Managers for purposes of the Delaware Act.

         (b) Alternate Directors. For each person appointed to serve as an alternate to a Director of Parent, IOC shall cause each director to be appointed as an alternate to such Director of IOC, to act for and fulfill the obligations of such Director in the event that such Director is unable to attend any meeting of the Board of Directors of IOC or any committee thereof. Any such alternates shall be specified in writing by Parent to the secretary of IOC. Any appointment of an alternate Director shall automatically be changed to the extent there is a corresponding change in the comparable appointment of an alternate to the Parent's board of directors.

         (c) Removal and Resignation. As long as Parent is the majority member of IOC, a Director shall be removed with or without cause, simultaneously with and to the extent such Director has been removed from the board of directors of Parent, and IOC shall take the appropriate legal action to cause such removal. A Director may not otherwise be removed except as provided in the Delaware Act. If, as a result of the removal, resignation or death of any member of the Board of Directors, or a vacancy occurs in the Board of Directors, such vacancy shall be filled to the extent and with the same person that the comparable vacancy on the board of directors of Parent has been filled.

         (d) Assumption and Acceptance of Powers and Duties. Any Director designated pursuant to this Section 1.5, and any alternate acting for such Director, shall assume the powers,

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duties and obligations of a Director as provided under this Agreement, and of a
Manager under the Delaware Act. Any person designated as a Director, and any alternate, shall be deemed to have agreed to accept such Director's rights and authority herein and to perform and discharge such Director's duties and obligations hereunder by performing any act in the capacity of a Director (including but not limited to participating in any meeting of the Board of Directors or executing any written consent of the Board of Directors), and such rights, authority, duties and obligations shall continue until such Director's successor is designated or until such Director's earlier resignation or removal in accordance with this Agreement.

         Section 1.6 Members.

         (a) Initial Members. The sole initial Member of IOC is Parent.

         (b) Rights and Obligations. A Member shall have the rights, powers, duties and obligations provided herein and in the Delaware Act.

         (c) Investment Company Restrictions. Each Member organized in the United States covenants and agrees that it will not make a public offering of its own securities if as a result of such offering, IOC will become an entity controlled by an investment company registered under the Investment Company Act of 1940, as amended.

         (d) Annual Meetings. An annual meeting of the Members shall be held each year within One Hundred Twenty (120) days after the close of the immediately preceding fiscal year of IOC for the purpose of conducting such proper business as may come before the meeting. The date, time and place of the annual meeting shall be determined by the Vice Chairman and Chief Executive Officer of IOC; provided, that if the Vice Chairman and Chief Executive Officer does not act, the Board of Directors shall determine the date, time and place of such meeting; and provided, further, that such annual meeting shall occur as nearly as practicable coincident in date, time and place with the annual meeting of the members of the Parent. The annual meeting of the Members may be held within or outside of the State of Delaware.

         (e) Special Meetings. Special meetings of the Members may be called for any purpose and may be held at such time and place, within or outside of the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by the Board of Directors, the chairman of the Board of Directors, the Vice Chairman and Chief Executive Officer or the holders of not less than a majority of the outstanding Interests.

         (f) Place of Meetings. The Directors may designate any place, either within or outside of the State of Delaware, as the place of meeting for any annual meeting of Directors or for any special meeting called by the Directors; provided, that the annual meeting of Directors shall be held at the same location as the annual meeting of Parent. If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be the principal executive office of IOC.

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         (g) Notice. Whenever Members are required or permitted to take action at a meeting, written notice stating the place, date, time, and, in the case of special meetings, the purpose or purposes of such meeting, shall be given to each Member entitled to vote at such meeting and to each Director not less than ten (10) nor more than sixty (60) days before the date of the meeting. All such notices shall be delivered, either personally or by mail, by or at the direction of the Directors, the chairman of the Board of Directors, the Vice Chairman and Chief Executive Officer or the Secretary. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the Member at his, her or its address as the same appears on the records of IOC. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

         (h) Members List. The officer having responsibility for maintaining the records referred to in Section 2.7 shall make, at least ten (10) days before every meeting of the Members, a complete list of the Members entitled to vote at such meeting arranged in alphabetical order, showing the address of each Member and the Interest of each Member. Such list shall be open to the examination of any Member, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting for the duration thereof, and may be inspected by any Member who is present.

         (i) Quorum. The Members holding a majority of the Interests entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the Members. If a quorum is not present, the Members holding a majority of the Interests present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to a place and time specified by such majority. When a quorum is once present to commence a meeting of Members, it is not broken by the subsequent withdrawal of any Members or their proxies.

         (j) Adjourned Meetings. If at any meeting of Members there shall be, with respect to a particular matter, less than a quorum present, the Members present in person or by proxy and entitled to vote may without further notice, following the completion of such action, if any, with respect to other matters as the Members present in person or by proxy and constituting a quorum to vote there on such matters desire to take, adjourn the meeting from time to time until a quorum with respect to such matter shall be present. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place are announced at the meeting at which the adjournment is taken. At the adjourned meeting IOC may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member entitled to vote at the meeting.

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         (k) Vote Required. When a quorum is present, the affirmative vote of the majority of Interests present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the Members, unless the question is one upon which by express provisions of an applicable law or of this Agreement a different vote is required, in which case such express provision shall govern and control the voting requirements on such subject matter.

         (l) Proxies. Each Member entitled to vote at a meeting of Members or to express consent or dissent to any action in writing without a meeting may authorize another person to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the membership Interest itself or an interest in IOC generally. Any proxy is suspended when the person executing the proxy is present at a meeting of Members and elects to vote, except that when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the Members, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no Interests may be represented or voted under a proxy that has been found to be invalid or irregular.

         (m) Action by Written Consent. Unless otherwise provided in this Agreement or in the Delaware Act, any action required to be taken at any annual or special meeting of Members, or any action which may be taken at any annual or special meeting of such Members, may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action so taken and bearing the dates of signature of the Members who signed the consent, is signed by the holders of not less than the minimum Interests that would be necessary to authorize or take such action at a meeting at which all Interests entitled to vote were present and voted and is delivered to IOC by delivery to its registered office in the State of Delaware, or IOC's principal place of business, or an officer or agent of IOC having custody of the books in which proceedings of meetings of the Members are recorded. Delivery made to IOC's registered office shall be by hand or by certified or registered mail, return receipt requested; provided, that no consent delivered by certified or registered mail shall be deemed delivered until such consent is actually received at the registered office. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take any action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to IOC as required by this section, a written consent signed by the holders of Interests sufficient to take such action is recorded. Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting.

         (n) Record Dates. For purposes of determining the Members entitled to notice of or to vote at a meeting of Members or to give approvals without a meeting as provided in

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Section 1.6(m), the Board of Directors may set a record date, which shall not be less than ten (10) nor more than sixty (60) days before the date of the meeting, or, in the event that approvals are sought without a meeting, the date by which Members are requested in writing by the Board of Directors to give such approvals.

         (o) Communications Equipment. The Members may participate in and act at any meeting of such Members through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

         Section 1.7 Liability of Members and Directors. No Member or Director shall have any liability under this Agreement or under the Delaware Act except as provided herein or as required by the Delaware Act. Except as required by the Delaware Act, the debts, obligations and liabilities of IOC, whether arising in contract, tort or otherwise (including without limitation those arising as member, owner or shareholder of another company, partnership or entity), shall be solely the debts, obligations and liabilities of IOC, and no Member or Director shall be obligated personally for any such debt, obligation or liability of IOC solely by reason of being a Member or acting as a Director of IOC. No Member or Director shall be liable for any debts, obligations and liabilities, whether arising in contract, tort or otherwise, of any other Member or Director.

         Section 1.8 Certain Duties and Liabilities of Members and Directors.

         (a) Duties of Members and Directors. Except as otherwise specifically provided in this Agreement, the duties and obligations owed to IOC and to the Members by the directors and officers of IOC, and any such duties that may be owed by any Member or any Affiliates of any Member, shall be the same as the duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its directors and officers and such duties that may be owed to such corporation by any similarly situated stockholder or affiliate thereof, respectively. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Member or a Director shall not be liable to IOC or its Members for monetary damages for a breach of fiduciary duty and any repeal or modification of this Section 1.8(a) shall not adversely affect any right or protection of a Director or Member of IOC existing at the time of such repeal or modification.

         (b) Limitations on Liability of Members, Directors and Officers. To the extent that any Member, Director or officer has duties (including fiduciary duties) and liabilities relating thereto to IOC or to a Member, (i) any such Member, Director or officer acting under this Agreement shall not be liable to IOC or to any such other Member for the Member's, Director's or Officer's good faith reliance on the provisions of this Agreement, the records of IOC and such information, opinions, reports or statements presented to IOC by any of IOC's officers or employees, or committees of the Board of Directors, or by any other person as to matters the Member, Officer or Director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of IOC, and, (ii) the Member's, Director's or officer's duties and liabilities are restricted by the provisions of

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this Agreement to the extent that such provisions restrict the duties and liabilities of the Members, Directors or officers otherwise existing at law or in equity.

         Section 1.9 Reliance by Third Parties. Persons dealing with IOC are entitled to rely conclusively upon the power and authority of the Directors and officers as herein set forth. Persons dealing with IOC are entitled to rely conclusively upon a certificate of any secretary or assistant secretary as to the incumbency of any Director, officer or other personnel of IOC.

         Section 1.10 Organizational Expenses. IOC shall be solely responsible for the expenses of organizing IOC.

         Section 1.11 Seal of IOC. The Board of Directors may adopt a seal, alter such seal at its pleasure and authorize it to be used by causing it or a facsimile to be affixed or impressed or reproduced in any other manner.

         Section 1.12 Ratification and Authorization of Certain Actions. The actions of the officers of IOC, including the preparation of the Asset Transfer Agreement in the form attached as Exhibit "1" (the "Asset Transfer Agreement"), with respect to the transfer of assets and liabilities from Parent to IOC are hereby ratified and approved and such officers are further authorized to execute and deliver the Asset Transfer Agreement simultaneously herewith.


                                   ARTICLE II
                            MANAGEMENT AND OPERATIONS

         Section 2.1 Power and Authority of Members. The Members shall manage IOC only through the Board of Directors. The Members, in their capacity as such, shall have no authority or right to act on behalf of or bind IOC in connection with any matter.

         Section 2.2 Power and Authority of Directors. The business and affairs of IOC shall be managed by or under the direction of the Board of Directors, except as otherwise provided in this Agreement. The Board of Directors shall have the power on behalf and in the name of IOC to carry out any and all of the objects and purposes of IOC contemplated by Section 1.3 and to perform all acts which they may deem necessary or advisable in connection therewith.

         The Members agree that all determinations, decisions and actions made or taken by the Board of Directors (or their designee) shall be conclusive and absolutely binding upon IOC, the Members (but only in their capacity as such) and their respective successors, assigns and personal representatives.

         Section 2.3 Directors: Meetings, Committees, and Delegation.

         (a) Annual and Special Meetings. An annual meeting of the Board of Directors shall be held without notice other than this provision immediately after, and at the same place as, the annual meeting of Members (or execution by all Members of a unanimous written consent in lieu

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thereof). At the annual meeting of the Board of Directors, the Directors shall, by resolution duly adopted by a majority of the Directors present and voting, elect a chairman of the Board of Directors who, in accordance with Section 2.5, shall also serve as chief executive officer of IOC and who, as provided in
Section 1.5(a) shall be the same person serving as chairman of the board of directors of Parent. Regular meetings, other than the annual meeting of the Board of Directors, shall be held without notice at such time and at such place as shall from time to time be determined by resolution of the Board of Directors. Special meetings of the Board of Directors may be called by or at the request of any Director on at least forty-eight (48) hours notice to each Director, either personally, by telephone, by mail or by telegraph. A majority of the total number of Directors shall constitute a quorum for the transaction of business. The vote of a majority of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless a previous resolution of the Board of Directors requires approval by more than a simple majority of a quorum (a "supermajority") to take such action, in which case the vote of such supermajority shall be the act of the Board of Directors; such supermajority requirement shall remain in effect unless amended by a vote of such supermajority of Directors; provided, however, that at any meeting held during any period in which Directors of Parent have been elected by holders of Series C Class 2 Interests of Parent, in their capacity as such, the vote required to approve any merger, liquidation, sale, lease, conveyance or transfer of IOC or all or substantially all of its assets or to approve or recommend to the Members any changes in the capital structure or in the rights of any interests or security of IOC or to approve the incurrence of any debt of IOC which debt would exceed Ten Million Dollars ($10,000,000) or any amendments to this Agreement which would have a material effect on any of the Members, shall require the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of all of the Directors. If a quorum is not present at any meeting of the Board of Directors, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

         (b) Representation of Certain Members. IOC shall give each of Raytheon Company ("Raytheon") and Lockheed Martin Corporation ("Lockheed Martin") (in each case so long as it has complied in all material respects with the terms of Parent's Limited Liability Company Agreement and has not Transferred any of its Class 1 Interests in Parent other than in a Transfer referred to in clause (i) of the definition of Exempt Transfer in the 1993 Stock Purchase Agreement) written notice of each meeting of the Board of Directors at the same time and in the same manner as notice is given to the Directors, and IOC shall permit a representative of each of Raytheon and Lockheed Martin to attend as a non-participating observer all meetings of the Board of Directors; provided, that in the case of telephonic meetings conducted in accordance with this Agreement and applicable law, each of Raytheon and Lockheed Martin need receive only actual notice thereof at least forty-eight (48) hours prior to any such meeting, and each of their representatives shall be given the opportunity to listen to such telephonic meetings. Raytheon and Lockheed Martin shall designate, in writing to IOC, their respective representatives under this
Section 2.3(b) (which representatives upon written notice to IOC can be changed by the appointing party from time to time; provided, that the individuals so designated must be the same individuals designated by those parties as representatives to the board of directors of Parent). Each representative shall be entitled to receive all written materials and other information (including, without limitation, copies of meeting minutes) given to Directors in connection with such meetings at the same time such materials and information are given to the Directors. If IOC proposes to take any action by written consent in lieu of a meeting of the Board of Directors, IOC shall give written notice thereof to each of the representatives of Raytheon and Lockheed Martin prior to the effective date of such consent describing in reasonable detail the nature and substance of such action.

         (c) Committees. There shall exist the same committees of the Board of Directors, as there may be committees of the board of directors of Parent. Each such committee shall have the same authority, rights and responsibilities as such committees of the board of directors of Parent and the members thereof shall be the same as the members of such committees of the board of directors of Parent. If there are alternate members authorized to serve on a committee of the board of directors of Parent, those individuals shall also be alternates authorized to serve on the comparable committee of the Board of Directors. No such committee of the Board of Directors shall have the power or authority to amend this Agreement, adopt any agreement of merger or consolidation, recommend to the Members the sale, lease or exchange of all or substantially all of IOC's property and assets, recommend to the Members a dissolution of IOC or revocation of a dissolution, and, unless a resolution of the Board of Directors or this Agreement expressly so provides, no such committee shall have the power or authority to declare a dividend or other distribution or to authorize the issuance of Interests. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

         (d) Committee Rules. Each committee of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. In the event that a committee member and that committee member's alternate, if any, is or are absent or disqualified, the committee member or members present at any meeting and not disqualified from voting, whether or not such committee member or members constitute a quorum, may unanimously appoint another Director to act at the meeting in place of any such absent or disqualified committee member.

         (e) Communications Equipment. The Directors or any committee thereof may participate in and act at any meeting of such Directors or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

         (f) Waiver of Notice and Presumption of Assent. Any Director or any member of a committee of the Board of Directors who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of IOC immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

         (g) Action by Written Consent. Unless otherwise restricted by this Agreement or the Delaware Act, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all the Directors or members of the committee thereof, as the case may be, consent thereto in writing, and the writing is filed with the minutes of proceedings of the Board of Directors or committee.

         (h) Tax Consequences to the Members. At the request of any Director, the Board of Directors shall consider, as part of any determination, decision or action, the tax consequences to any member of Parent that result from any proposed action by IOC.

         Section 2.4 Compensation of the Directors. No Director shall be entitled to any compensation for services as a Director.

         Section 2.5 Officers.

         (a) Establishment, Nomination and Election. The offices and Officers of IOC shall be identical in all respects to the offices and officers of Parent and the individuals holding such offices at Parent shall also hold the same offices at IOC. Any change in an office or officer at Parent shall automatically result in a corresponding change at IOC. Vacancies shall be automatically filled or new offices created and filled when corresponding action has been taken at Parent. Each Officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided. The initial Officers of IOC are set forth in Annex A.

         (b) Removal. Any Officer elected by the Directors shall automatically be removed to the extent such Officer has been removed as an officer of Parent, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

         (c) Compensation. No Officer shall be entitled to any compensation for services as an Officer.

         Section 2.6 Interested Directors.

         (a) Contracts Permitted. No contract or transaction between IOC and one or more of its Directors or Officers, or between IOC and any other limited liability company, corporation, partnership, association, or other organization in which one or more of its managers, directors or officers, are Directors or Officers of IOC, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or Officer is present at or participates in the meeting of the Board or committee which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if (I) the material facts as to such Director's or Officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the number of disinterested Directors is less than a quorum, (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Members entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Members, or (iii) the contract or transaction is fair as to IOC as of the time it is authorized, approved or ratified by the Board of Directors, a committee or the Members. For purpose of this Section 2.6 all contracts (and the transactions contemplated thereby) that are assigned to and assumed by IOC pursuant to the Asset Transfer Agreement shall be conclusively deemed to be in compliance herewith without any further action by any Person.

         (b) Quorum. Interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee, which authorizes the contract or transaction.

         Section 2.7 Books and Records.

         (a) Books and Records to be Kept. IOC shall keep (I) correct and complete books and records of account, (ii) minutes of the proceedings of meetings of the Members, the Board of Directors and any committee thereof, and
(iii) a current list of the Directors and Officers and their residence addresses. IOC shall also keep at its principal executive office a record containing the names and addresses of all Members, the total Interests held by each Member and the dates when they respectively became the owners of record thereof (the "Members' Interest Register"). Any of the foregoing books, minutes or records may be in written form or in any other form capable of being converted into written form within a reasonable time. The financial statements of IOC shall be audited at the end of each fiscal year by an internationally recognized firm of independent certified public accountants based in the United States.

         (b) Inspection of Books and Records. Any Member, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Members' Interest Register of IOC and its other books and records, and to make copies of extracts therefrom. A proper purpose shall mean any purpose reasonably related to such Person's interest as a Member. In every instance where an attorney or other agent shall be the Person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the Member. The demand under oath shall be directed to IOC at its registered office in the State of Delaware or at its principal place of business.

         (c) Rights to Inspect. Any Director shall have the right to examine the Members' Interest Register of IOC and its other books and records for a purpose reasonably related to his or her position as a Director. Any member of Parent shall have the right to examine IOC's Members' Interest Register and its other books and records for a purpose reasonably related to his, her or its position as a member of Parent.

         (d) Interest Register as Evidence. The Members' Interest Register shall be the only evidence as to who are the Members entitled to vote in person or by proxy at any meeting of Members.

         Section 2.8 Indemnification.

         (a) Third Party Actions, Suits and Proceedings. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of IOC), (hereinafter a "Proceeding") by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director or Officer of IOC, or is or was serving at the request of IOC as a manager, director, officer, employee, or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by IOC, against all expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of IOC, and, with respect to the subject matter of any Proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contender or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of IOC, and, with respect to any Proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         (b) Actions by or in Right of IOC. IOC shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of IOC to procure a judgment in its favor by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a Director or Officer of IOC, or is or was serving at the request of IOC as a manager or director, officer, employee, or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of IOC and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to IOC unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) Procedure for Indemnification. Any indemnification of a Director or Officer of IOC under Section 2.8(a) or 2.8(b) or advance of expenses under
Section 2.8(f) shall be made promptly, and in any event within thirty (30) days, upon the written request of the Director or Officer. If a determination by IOC, by action of its Board of Directors, that the Director or Officer is entitled to indemnification pursuant to this Section 2.8 is required, and IOC fails to respond within sixty (60) days to a written request for indemnity, IOC shall be deemed to have approved the request. If IOC denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this Section 2.8 shall be enforceable by the Director or Officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by IOC. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to IOC) that the claimant has not met the standards of conduct which make it permissible under the Delaware Act for IOC to indemnify the claimant for the amount claimed, but the burden of such defense shall be on IOC. Neither the failure of IOC (including its Directors, independent legal counsel or Members) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware Act, nor an actual determination by IOC (including its Directors, independent legal counsel or Members) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         (d) Rights Non-Exclusive. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 2.8 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Agreement, other agreements, vote of Members or disinterested Directors or otherwise.

         (e) Insurance. IOC may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a Director, Officer, employee, or agent of IOC or was serving at the request of IOC as a manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not IOC would have the power to indemnify such person against such liability under this Section 2.8.

         (f) Expenses. Expenses incurred by any Officer or Director described in
Section 2.8(a) or 2.8(b) in defending a Proceeding shall be paid by IOC in advance of such Proceeding's final disposition upon receipt of an undertaking by or on behalf of the Director or Officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by IOC. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         (g) Employees and Agents. Persons who are not covered by the foregoing provisions of this Section 2.8 and who are or were Members, employees or agents of IOC, or who are or were serving at the request of IOC as employees or agents of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

         (h) Contract Rights. The provisions of this Section 2.8 shall be deemed to be a contract right between IOC and each Director or Officer who serves in any such capacity at any time while this Section 2.8 and the relevant provisions of the Delaware Act or other applicable law are in effect, and any repeal or modification of this Section 2.8 or any such law shall not affect any rights or obligations then existing with respect to any state of facts or Proceeding then existing. The indemnification and other rights provided for in this Section 2.8 shall inure to the benefit of the heirs, executors and administrators of any person entitled to such indemnification. Except as provided in Section 2.8(c) hereof, IOC shall indemnify any such person seeking indemnification in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the Directors.

         (i) Merger or Consolidation, Other. For purposes of this Section 2.8, references to "IOC" shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, and employees or agents, so that any person who is or was a manager, director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 2.8 with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this Section 2.8, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of IOC" shall include any service as a Manager, Director, Officer, employee or agent of IOC which imposes duties on, or involves services by, such Manager, Director, Officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of IOC" as referred to in this section.

         Section 2.9 Special Rights of IWCL. During the IWCL Special Rights Period, IOC shall not take any of the following actions, or permit any of the following actions to occur, without the consent of one of the Directors designated by IWCL:

         (a) Make any material amendments or modifications to this Agreement;

         (b) Approve any business plan of IOC that would result in any material change in the purpose of IOC as set forth in Section 1.3 of this Agreement or otherwise change IOC's business so that it varies materially from the business purpose contemplated by Section 1.3 of this Agreement;

         (c) Acquire other than in the ordinary course of business of IOC, (i) a controlling interest or a majority of the voting stock or equity of any corporation or other entity that would be a Significant Subsidiary (as such term is defined in Rule 405 under the United States Securities

Act of 1933, or any successor rule thereto, or (ii) any other assets if the aggregate fair market value thereof is greater than $50 million;

         (d) Sell, lease (as lessor) exchange or otherwise dispose of all or substantially all of the assets of IOC (other than to a person controlled by IOC or Parent);

         (e) Cause the dissolution and/or liquidation of IOC;

         (f) Take any action for the (i) commencement of a voluntary case with respect to IOC under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the entry of any order for relief in an involuntary case under any such law with respect to IOC to the extent that the giving of withholding of such consent is within IOC's discretion, (iii) consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian trustee, sequestrator (or similar official) of IOC or of any substantial part of IOC's property, or (iv) making by IOC of a general assignment for the benefit of creditors.


                                   ARTICLE III
              CAPITAL CONTRIBUTIONS, ALLOCATIONS AND DISTRIBUTIONS

         Section 3.1 Form of Contribution. The contribution with respect to a Member of IOC may, as determined by the Board of Directors in its discretion, be in cash, property, or other legal consideration.

         Section 3.2 Contributions by the Members. There shall be contributed to the capital of IOC, with respect to each Person who purchases an Interest, an amount equal to the net purchase price to IOC for such Interest (such amount being such Person's capital contribution to IOC). Members, in their capacity as Members of IOC, shall not be required to make any additional contributions to IOC except as required by law.

         Section 3.3 Allocation of Distributions. The distributions of IOC shall be allocated entirely to the Members pro rata in proportion to their percentage ownership of all outstanding Interests.

         Section 3.4 Interests as Personal Property. Each Member hereby agrees that its Interests shall for all purposes be personal property. A Member has no interest in specific IOC property.


                                   ARTICLE IV
                         INTERESTS AND OTHER SECURITIES

         Section 4.1 Interests and Authorization. The Interests in IOC shall be represented by certificates, unless otherwise specified by resolution of the Board of Directors.

         Section 4.2 Specific Rights Associated with Interests.

         (a) Voting Rights. All voting rights of the Members shall be vested exclusively in the Members. Members shall vote in proportion to the number of Interests owned by each such Member upon all matters upon which Members have the right to vote. Except as otherwise provided herein and in the Delaware Act, an action to be taken by Members shall be deemed to have been taken if approved by Members representing a majority of the votes cast in respect of such action.

         (b) Liquidation Rights. Each Member shall be entitled to receive all distributions to the holders of Interests in any liquidation, dissolution or winding up of IOC pro rata on proportion to their percentage ownership of all outstanding Interests.

         (c) Dividends and Distributions. To the extent permitted under the Delaware Act, distributions or dividends (hereinafter referred to as "Dividends") may be paid on the Interests as and when decided by the Board of Directors of IOC, in their discretion. When deciding whether to pay a Dividend to Parent the Board of Directors of IOC shall consider the total tax liability of members of Parent in respect of their Class 1 Interests (as defined in Parent's Limited Liability Company Agreement), including the tax liability of Class 1 Members (as therein defined) in countries other than the home country of each Class 1 Member.

         (d) Minimum Dividends. If the board of directors of Parent is required to declare or pay a dividend at any time pursuant to Section 3.07(c) of the Parent's Limited Liability Agreement, the Board of Directors of IOC shall then be required, to the extent IOC has funds legally available therefore, to promptly pay a Dividend in the same amount (the "Minimum Dividend"). To the extent that IOC has insufficient funds legally available to pay the Minimum Dividend in any year, the Minimum Dividend that the Board of Directors of IOC shall be required to pay in subsequent years shall be increased by the amount of such shortfall. Any amounts required to be paid as Minimum Dividends shall be paid prior to the payment of any other monetary distribution to IOC's Members.

         (e) Accounting. Each time the Board of Directors pays a Dividend, it shall determine the amount of such distribution that is from retained earnings and the amount that constitutes a return of capital for accounting purposes and will make a record of such determination in the minutes of the appropriate Board meeting.

         (f) Legal Funds. A Member shall not be entitled to receive any Dividend with respect to any Dividend payment date (and any such Dividend shall not be considered due and payable), until such time as IOC has funds legally available for the payment of such Dividend to its Members pursuant to the terms of this Agreement and the Delaware Act, and notwithstanding any provision of Section 18-607 of the Delaware Act to the contrary, until such time the Member shall not have the status of a creditor of IOC, or the remedies available to a creditor of IOC.

         (g) Record Dates. For purposes of determining the Members entitled to receive payment of any Dividend, the Board of Directors may set a record date, which shall not precede the date upon which the resolution fixing the record date is adopted, and which shall not be more than sixty (60) days before such action. If no record date is fixed, the record date for determining

Members for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. Notwithstanding any provision to the contrary contained in this Agreement, IOC shall not pay a Dividend to any Member on account of any of its interests if such Dividend would violate Section 18-607 of the Delaware Act or other applicable law.

         Section 4.3 Fractional Interests. IOC may, but shall not be required to, issue fractions of an Interest. If it does not issue fractions of a Interest, it shall (I) arrange for the disposition of fractional Interests by those entitled thereto, (ii) pay in cash the fair value of fractions of an Interest as of the time when those entitled to receive such fractions are determined, or, (iii) issue scrip or warrants in registered form (either represented by a Certificate or uncertificated) or in bearer form (represented by a Certificate) which shall entitle the holder to receive a full Interest upon the surrender of such scrip or warrants aggregating a full Interest. A certificate for a fractional Interest or an uncertificated fractional Interest shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends or distributions thereon and to participate in any of the assets of IOC in the event of liquidation. The Board of Directors may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for Certificates representing the full Interests or uncertificated full Interests before a specified date, or subject to the conditions that the Interests for which scrip or warrants are exchangeable may be sold by IOC and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions which the Board of Directors may impose.

         Section 4.4 Certificates for Interests. The Interests of IOC shall be represented by Certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all Interests of the classes or series of its Interests shall be uncertificated. Any such resolution shall not apply to Interests represented by a Certificate until such Certificate is surrendered to IOC. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of Interests represented by Certificates and upon request every holder of uncertificated Interests shall be entitled to have a Certificate signed by, or in the name of, IOC, by the chairman of the Board of Directors, or any Vice Chairman or the president or any vice-president, and by the treasurer or any assistant treasurer, or the secretary or any assistant secretary of IOC representing the number of Interests registered in Certificate form. Any or all the signatures on the Certificate may be a facsimile. In case any Officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a Certificate shall have ceased to be such Officer, transfer agent or registrar before such Certificate is issued, it may be issued by IOC with the same effect as if he or she were such Officer, transfer agent or registrar at the date of issue.


                                    ARTICLE V
                           DISSOLUTION AND WINDING UP

         Section 5.1 Dissolution. IOC shall be dissolved and its affairs wound up upon the adoption of a resolution by sixty-six and two-thirds percent (66 2/3%) of the entire Board of

Directors that it is deemed advisable in the judgment of the Board of Directors that IOC be dissolved followed by the affirmative vote at a meeting duly called for such purpose of sixty-six and two-thirds percent (66 2/3%) of the Interests approving the dissolution; provided, that the resolution of the Board of Directors authorizing a proposed dissolution may provide that notwithstanding authorization or consent to the proposed dissolution by the Members, the Board of Directors may abandon such proposed dissolution without further action by the Members.

         Section 5.2 Resignation of Members. A Member may resign from IOC only by transferring its Interests pursuant to Article VI hereof. No Member shall be able to resign or be deemed to resign if it ceases to be a Member due to bankruptcy or for any other reason (a "Former Member") except upon the consent of sixty-six and two-thirds percent (66 2/3%) of the other Members, if IOC continues, pursuant to Section 5.1(b) or otherwise, to exist. Such Former Member, if not permitted or deemed to resign, shall not be entitled to any of the rights granted to a Member hereunder or under applicable law but shall be, to the extent not otherwise provided by this Agreement or applicable law, entitled to receive distributions and allocations of items of income, gain, loss, deduction, expense and credit as if such Former Member continued to be a Member hereunder.

         Section 5.3 Winding Up. Upon dissolution of IOC, IOC's affairs shall be wound up by the chairman of the Board of Directors (as liquidating trustee) or, if there is no chairman of the Board of Directors, by the person who may be elected by a vote of the Members. Upon the winding up of IOC, any amounts permitted to be distributed to Members shall be distributed to the Members in proportion to the number of Interests held by each such Member.


                                   ARTICLE VI
                                    TRANSFERS

         Section 6.1 Board Approval Required. Except as otherwise provided in this Agreement, a Person shall not transfer Interests without the prior approval of a majority of the Directors.

         Section 6.2 Obligations of Transferees and Transferors. Each Person that becomes the owner of Interests pursuant to any Transfer shall execute an agreement in form and substance satisfactory to IOC which shall include such Person's agreement to be bound by the provisions of this Agreement. No Transfer shall relieve a party hereto of its contractual obligations under this Agreement or relieve any Indirect Owner of its contractual obligations under its Agreement of Indirect Owner unless the relief of such obligations is approved by the holders of at least 66 2/3% of the then outstanding Interests.

         Section 6.3 Inapplicability of Article. Article VI shall not apply to a Transfer by any Person of any ownership interest in a Member.

         Section 6.4 Substituted Members. Unless otherwise provided in this Agreement, a transferee of any Interest shall not become a substituted Member without the consent of a "majority in interest" of the non-transferring Members, which consent may be given or withheld in the discretion of the Members, whether or not reasonable. Unless and until a transferee becomes a Member pursuant to this Section 6.4, the transferee shall not be entitled to any of the rights granted to a Member hereunder or under applicable law, other than the right to receive distributions and allocations of items of income, gain, loss, deduction, expense, and credit as if such transferee were a Member. However, such transferee shall be bound by any limitations and obligations contained herein with respect to Members.

         Section 6.5 Pledge of Interests. Notwithstanding anything herein to the contrary, Members may pledge Interests to secure indebtedness for borrowed money and related obligations owing to the respective lenders (or their agent or designee) in connection with indebtedness incurred by IOC for the development and/or operation of its business, provided that such pledge is either (i) approved by the Board of Directors or (ii) made to the lenders or an agent for such lenders in connection with the Secured Bank Facility (as defined in Section 10.5). Notwithstanding anything in Article VI or elsewhere in this Agreement to the contrary, the pledgee of such Interests shall be permitted to exercise and enforce all of its rights and remedies in respect of such Interests under the relevant pledge or security agreement or other relevant instruments pursuant to which such pledge was created, including but not limited to the sale or transfer of such Interests, without approval of the Board of Directors or any other approval under this Agreement, provided that, upon such sale or transfer, such transferee shall agree to be bound by the provisions of this Agreement. In addition, except as specified in the provisions of the immediate preceding sentence, Section 7.2 of this Agreement shall not apply to the admission of such transferee as a new Member in connection with the exercise or enforcement of such right and remedies by such pledgee and without limiting the foregoing, such transferee shall not be required to make any contribution pursuant to Section 7.2(c).


                                   ARTICLE VII
                         ADMISSION OF ADDITIONAL MEMBERS

         Section 7.1 Initial Member. The sole original Member of IOC shall be the Parent.

         Section 7.2 Admission of Additional Members.

         (a) Admission of Members. With the consent of Members holding a majority of the Interests, the Board of Directors may at any time cause IOC to admit additional Members ("Additional Members").

         (b) Time of Admission. An Additional Member shall be deemed admitted as a Member upon the later of the written request by such Person that the Members' Interest Register reflect such admission and the execution by such Person of this Agreement or a counterpart hereof whereby such person agrees to be bound by the provisions of this Agreement, and the time such person is listed as a Member in the Members' Interest Register of IOC and a Certificate evidencing such person's ownership of such Interest is issued.

         (c) Required Contribution. The Board of Directors shall determine what, if any, contribution the Additional Member needs to make and the number of Interests to be issued to such Member.


                                  ARTICLE VIII
                  GATEWAY RIGHTS OF IRIDIUM LLC CLASS 1 MEMBERS

         Section 8.1 Access Rights of Iridium LLC Class 1 Members. IOC hereby acknowledges the rights granted to each Iridium LLC Class 1 Member pursuant to
Article VIII of the Iridium LLC Agreement and agrees that it shall not take any action that Parent could not take in contravention of such rights. In addition, IOC hereby authorizes each Iridium LLC Class 1 Member and its Affiliates, to the extent permitted by applicable law (including United States law), to provide Gateway Services and to retain Service Providers (and act as a Service Provider) in the Gateway Service Territory allocated to such Iridium LLC Class 1 Member on the Iridium LLC Gateway Service Territory Allocation Schedule most recently provided to IOC by Parent pursuant to Section 8.2 and to construct an unlimited number of Gateways in such Gateway Service Territory. IOC will not authorize any other Person to provide Gateway Services, construct Gateways, act as a Service Provider, or retain Service Providers in any Iridium LLC Class 1 Member's Gateway Service Territory except on a basis consistent with the allocations set forth in the Iridium LLC Gateway Service Territory Allocation Schedule most recently provided to IOC by Parent.

         Section 8.2 Parent to Provide Gateway Service Territory Information. Parent hereby agrees to provide IOC with an Iridium LLC Gateway Service Territory Allocation Schedule, no later ten (10) days from the date of this Agreement and no later ten (10) days following the date of each amendment, modification or other change to the Iridium LLC Gateway Service Territory Allocation Schedule. IOC shall not be responsible to any Person for errors or omissions in any Iridium LLC Gateway Service Territory Allocation Schedule.


                                   ARTICLE IX
                               GENERAL PROVISIONS

         Section 9.1 Amendments to the Agreement.

         (a) General. This Agreement may not be changed or amended or the observance of any provisions by IOC waived without the consent of the Board of Directors.

         (b) Amendments Affecting Indemnification. Notwithstanding the provisions of Section 9.1(a), no amendments to the provisions of Section 2.8 may be made without the consent of any party whose rights thereunder are directly affected by such amendment(s).

         (c) Amendments Affecting Article VIII. Notwithstanding the provisions of section 9.1(a), for so long as the Parent is the majority member of IOC no amendments to the provisions of Article VIII may be made unless an amendment having the same intent has been made to the Iridium LLC Agreement.

         (d) Amendments to Annexes by Secretary. The secretary of IOC is permitted to amend the annexes to this Agreement to reflect changes in the information contained therein without obtaining a separate consent of the Members.

         Section 9.2 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under said Act or other applicable law, such invalidity or unenforceability shall not invalidate this entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

         Section 9.3 Jurisdiction and Service of Process Arbitration. Any suit, action or proceeding against any party with respect to this Agreement may be brought in a court of the United States sitting in the State of Delaware or, if jurisdiction is lacking in such a court, in a court of record in the State of Delaware, and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of venue in, or to the jurisdiction of, any and each of such courts for the purpose of any such suit, action, proceeding or judgment and further waives any claim that any such suit, action, proceeding or judgment has been brought in an inconvenient forum, and the party hereby submits to such jurisdiction. The party hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of Delaware may be made upon The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or such alternate process agent in the United States designated with respect to the party in a writing delivered to IOC (the "Process Agent") and the party hereby irrevocably appoints the Process Agent in its name, place and stead to receive and forward such service of any and all such writs, process and summonses and agrees that the failure of the Process Agent to give any notice of any such service of process to such party shall not impair or affect the validity of such service or of any judgment based thereon. If the Process Agent is no longer able to so act for any reason whatsoever, the party agrees to appoint a substitute process agent, which substitute process agent shall thereafter be deemed to be the Process Agent hereunder, and to give notice of such appointment to IOC. If the party is a Government, it hereby irrevocably waives any and all claims of sovereign immunity in connection with the execution, performance and enforcement of this Agreement and other immunities which may relate to this Agreement, including, without limitation, with respect to service of process, submission to jurisdiction, attachment and execution on property. In the event the foregoing provisions of this Section 9.3 are for any reason unenforceable or otherwise do not permit a party to become subject to the jurisdiction of the courts contemplated hereby, then in the event any dispute arises in connection with the interpretation or implementation of this Agreement which the parties are unable to resolve within sixty (60) days, (i) any party may submit the dispute for arbitration in Stockholm, Sweden in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce with instructions that the arbitration be conducted in the English language, (ii) the arbitration award shall be final and binding on the parties and shall be enforced in accordance with its terms, and, (iii) the arbitration fee shall be borne by the party as designated by the arbitration award. In the course of such arbitration, this Agreement shall be continuously performed except with respect to the part hereof which is the subject of, or which is directly and substantially affected by, the arbitration. In any such arbitration proceeding, any legal proceeding to enforce any arbitration award and any other legal action between or among the parties hereto pursuant to or relating to this Agreement or the transactions contemplated hereby, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Any award of the arbitrators shall be enforceable by any court having jurisdiction over the party against which the award has been rendered and such award shall be enforceable in accordance with the United Nations Convention on the Reciprocal Enforcement of Arbitral Awards (1958).

         Section 9.4 Power of Attorney and Other Authorizations and appoint any vice president of IOC and the secretary of IOC as the true and lawful representative and attorney-in-fact of such party, in the name, place and stead of such party, with full power of substitution, to make, execute, sign and file a Certificate of Formation, any amendment thereof and such other instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware or any other state or country in which IOC shall determine to do business or any political subdivision or agency thereof, to effectuate, implement and continue the valid and subsisting existence or qualification to do business of IOC or in connection with any tax returns, filings or related matters.

         Such representative and attorney-in-fact shall not, however, have any right, power or authority to amend or modify this Agreement when acting in such capacities.

         The power of attorney granted hereby is coupled with an interest and shall survive and not be affected by the subsequent dissolution, incapacity or disability of such Member.

         Each Director is hereby deemed to be an authorized person within the meaning of the Delaware Act. The execution, delivery and filing of the Certificate of Formation of IOC by IOC is hereby authorized, approved and ratified. The Directors are hereby authorized to execute, deliver and file any amendment to and restatements of the Certificate of Formation of IOC that are required or permitted by the Delaware Act and any and all certificates or documents required by the Delaware Act.

         Section 9.5 Actions of Members. Except as otherwise stated in this Agreement or as required by law, any act of a party that may be or is required to be taken under either this Agreement or the Delaware Act may be taken by their respective duly authorized officers.

         Section 9.6 Notices. All notices and other communications provided for in this Agreement shall be in writing, shall be in the English language and shall be sufficiently given if made to the Company by hand delivery, telecopier, by express courier service (charges prepaid), or by registered or certified mail (postage prepaid and return receipt requested) to the following address:

                                    Iridium Operating Company LLC
                                    1575 Eye Street, NW
                                    Washington, D.C. 20005
                                    U.S.A.
                                    Attention:  General Counsel

                                    Phone:  (202) 326-5600
                                    Facsimile:  (202) 408-3761

or at such other address as the Company shall have furnished in writing to any Member. All such notices and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered, five business days after being deposited with an express courier service (charges prepaid) or after being deposited in the mail, postage prepaid, if delivered by mail, or when receipt is acknowledged (by a facsimile machine or otherwise), if telecopied.

         Section 9.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.


                                    ARTICLE X
RATIFICATION AND AUTHORIZATION OF CERTAIN ACTIONS

         Section 10.1. Formation of IOC. The actions of the Officers of Parent and the Officers with respect to the formation of IOC are hereby ratified and approved.

         Section 10.2. Asset Transfer Agreement. The Officers are, and each of them hereby is, authorized, for and on behalf of IOC, to execute and deliver the Asset Transfer Agreement between Parent and IOC, dated the date hereof (the "Asset Transfer Agreement"), and the Officers are, and each of them hereby is, authorized, for and on behalf of IOC to take any action as may be necessary to satisfy IOC's obligations, or exercise its rights, under the Asset Transfer Agreement, and the signature of any such Officer to any document executed in connection therewith shall be conclusive, as to the approval of IOC of the form and substance of such document.

         Section 10.3. Management Services Agreement. The Officers are, and each of them hereby is, authorized, for and on behalf of IOC, to execute and deliver the Management Services Agreement between Parent, IWCL and IOC, dated the date hereof (the "Management Services

Agreement"), and the Officers are, and each of them hereby is, authorized, for and on behalf of IOC to take any action as may be necessary to satisfy IOC's obligations, or exercise its rights, under the Management Services Agreement, and the signature of any such Officer to any document executed in connection therewith shall be conclusive, as to the approval of IOC of the form and substance of such document.

         Section 10.4. Guaranteed Credit Facility. The Officers are, and each of them hereby is, authorized, for and on behalf of IOC, to execute and deliver an amendment ("Amendment No. 1") to the Credit Agreement, dated as of August 21, 1996, among the Parent, Chase Securities, Inc. and Barclays Capital, a division of Barclays Bank PLC (as successor to BZW), The Chase Manhattan Bank, as Administrative Agent, Barclays Bank PLC, as Documentation Agent, and the lenders thereunder (the "Guaranteed Credit Facility"), which has the general effect of substituting IOC for Parent as the borrower under the Guaranteed Credit Facility, extending the term thereof until approximately June 30, 1999 and making other arrangements in connection therewith, in form and substance satisfactory to the Officer or Officers executing and delivering such Amendment No. 1, and the Officers are, and each of them hereby is, authorized, for and on behalf of IOC to take any action as may be necessary to satisfy IOC's obligations, or exercise its rights, under the Guaranteed Credit Facility, as amended by Amendment No. 1, and the signature of any such Officer to any document executed in connection therewith shall be conclusive, as to the approval of IOC of the form and substance of such document.

         Section 10.5. Secured Bank Facility. The Officers are, and each of them hereby is, authorized, for and on behalf of IOC, to execute and deliver a Credit Agreement among IOC, Chase Securities, Inc. and Barclays Capital, a division of Barclays Bank PLC, The Chase Manhattan Bank, as Administrative Agent, Barclays Bank PLC, as Documentation Agent, and the lenders thereunder (the "Secured Bank Facility"), and secured by all of the assets of IOC and Parent's Interests in IOC, for financing, in the principal amount of up to $1.0 billion, the development, construction and operation of the IRIDIUM System, on terms negotiated by the Parent and IOC and in form and substance satisfactory to the Officer or Officers executing and delivering such Secured Bank Facility, provided that such Secured Bank Facility is executed and delivered by January 30, 1998; and the Officers are, and each of them hereby is, authorized, for and on behalf of IOC to take any action as may be necessary to satisfy IOC's obligations, or exercise its rights, under the Secured Bank Facility, including without limitation, executing and delivering security agreements, depositary agreements, promissory notes, certificates and all other agreements and instruments related to the Secured Bank Facility, and that the signature of any such Officer to any document executed in connection therewith shall be conclusive, as to the approval of IOC of the form and substance of such document; and all action taken by the board of directors of Parent or any committee thereof and any officer of Parent in connection with the Secured Bank Facility to the extent not inconsistent with this Section 10.5 is hereby ratified and approved.


                                   ARTICLE XI
                               CERTAIN DEFINITIONS

         For purposes of this Agreement, the following terms have the following meanings:

         "Affiliate" means any person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

         "Agreement" means this Limited Liability Company Agreement as it may be amended, restated or supplemented from time to time.

         "Certificates" means with respect to an Interest, the certificate therefor in fully registered definitive form.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Director" means any person authorized to act as a director of IOC pursuant to Section 1.5.

         "Gateway" means a terrestrial interconnection point between the IRIDIUM Satellite System and a public switched telephone network.

         "Gateway Services" means all services necessary and incident to the provision of wireless telecommunications services using the Iridium Satellite System.

         "Gateway Service Territory" means a geographic territory allocated to a Person for the purpose of providing Gateway Services.

         "Government" means any nation or government, any state or other political subdivision thereof, any ministry thereof, any wholly-owned Person thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Interests" means Interests authorized under Section 4.1.

         "IOC" means Iridium Operating LLC, a limited liability company organized under the laws of the State of Delaware.

         "IRIDIUM LLC Agreement" means the Limited Liability Company Agreement of Iridium LLC, dated as of July 26, 1996, as amended to the date hereof and as amended from time to time hereafter.

         "Iridium LLC Class 1 Member" means any Person that holds owns one or more class 1 membership interests in Parent and is admitted as a member of Parent for purposes of the Parent's limited liability company agreement, as such agreement may be amended from time to time.

         "Iridium LLC Gateway Service Territory Allocation Schedule" means the schedule provided by Parent pursuant to Section 8.02 listing the geographic territories allocated to Iridium LLC Class 1 Members pursuant to the limited liability company agreement of Parent, as such agreement may be amended from time to time.

         "IRIDIUM Satellite System" means the low-earth orbit satellite space system to be delivered under the Space System Contract.

         "IRIDIUM Services" means wireless telecommunications services that are provided, directly or indirectly, through the IRIDIUM System.

         "IRIDIUM System" means the global wireless communications system encompassing the Iridium Satellite System, the Gateways, the terrestrial wireless interprotocol roaming infrastructure (designed to facilitate roaming among the Iridium Satellite System and terrestrial wireless systems) and the subscriber equipment designed to provide mobile access to the Iridium Satellite System and the interprotocol roaming structure.

         "IWCL" means Iridium World Communications Ltd., a Bermuda corporation, and any successor to all or substantially all of its assets.

         "IWCL Change of Control" means an event or series of events not approved either by members of Parent owning a majority of the Parent Class 1 Membership interests or by a majority of the Board of Directors of Parent, at a time when IWCL owns Parent Class 1 Membership Interests representing less than 50% of the outstanding Parent Class 1 Membership Interests, as a result of which
(a) any "person" or "group" (as such terms are defined in Section 12(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than Parent becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 30% of IWCL's outstanding common stock (or equivalent securities), (b) IWCL consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into IWCL, in either event pursuant to a transaction in which IWCL's outstanding common stock is changed into or exchanged for cash, securities or other property, other than any transaction (i) between IWCL and either Parent, an affiliate of Parent or a wholly-owned subsidiary of Parent, or
(ii) after which the shareholders who beneficially owned IWCL's common stock immediately before such transaction beneficially own at least 50% of the outstanding voting stock of the surviving entity and no person beneficially owns more than 30% of the outstanding voting stock of the surviving entity, or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of IWCL (together with any new directors whose election by the board of directors of IWCL or whose nomination for election was approved by a vote of 66 2/3% of the members of the board of directors of IWCL's then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of IWCL then in office.

         "IWCL Reduction in Interest" means the sale or other disposition by IWCL or Parent of Class 1 Membership Interests which results in a reduction of the ownership interest of IWCL from five percent or more of the total outstanding Parent Class 1 Membership Interests to below such percent.

         "IWCL Special Rights Period" means the period commencing on the first date on which IWCL's Parent Class 1 Membership Interests represent five percent or more of the total outstanding Parent Class 1 Membership Interests and ending on the date of delivery by Parent of an Iridium Bermuda Termination Notice.

         "IWCL Special Rights Termination Event" means the occurrence of an IWCL Change of Control or an IWCL Bermuda Reduction in Interest.

         "IWCL Termination Notice" means a written notice from Parent to IWCL following an IWCL Special Rights Termination Event.

         "Managers" means those persons appointed or elected by the members to be managers of IOC in accordance with the Delaware Act.

         "Member" means any Person that holds an Interest in the Company and is admitted as a member of IOC pursuant to the provisions of this Agreement, in its capacity as a member of IOC.

         "1993 Stock Purchase Agreement" means the Stock Purchase Agreement, dated as of July 19, 1993, between Iridium, Inc. and China Great Wall Industry Corporation, Iridium Africa Corporation, Iridium Canada, Inc., Iridium Middle East Corporation, Khrunichev Enterprise, Lockheed Corporation, Motorola, Inc., Muidiri Investments BVI, Ltd., Nippon Iridium Corporation, Raytheon Company, Sprint Corporation, Pacific Electric Wire & Cable Co., Ltd., STET - Societa Finanziaria Telefonica per Azioni, and Thai Satellite Telecommunications Co., Ltd.

         "Officer" means persons designated as such pursuant to Section 2.5.

         "Person" shall mean a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

         "Service Provider" means any provider of IRIDIUM Services to end customers.

         "Space System Contract" means the Space System Contract between Parent and Motorola entered into in July 1992, as amended.

         "Subsidiary" means any corporation or other entity of which the shares of outstanding capital stock or other interests possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by IOC either directly or indirectly through Subsidiaries.

         "Transfer" means to sell, transfer, assign, pledge or otherwise encumber or dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law), directly or indirectly; provided, that a lien arising with respect to Interests in connection with a general lien on all or substantially all of the assets of the holder of Interests shall not constitute a Transfer.

         Each of the following terms is defined in the Section set forth opposite such term:

                  Term                                                  Section
                  ----                                                  -------
                  "Additional Members"                                    7.2
                  "Amendment No. 1"                                      10.4
                  "Asset Transfer Agreement"                             10.2
                  "Delaware Act"                                       Preamble
                  "Fiscal Year"                                           1.4
                  "Former Member"                                         5.2
                  "Guaranteed Credit Facility"                           10.4
                  "Lockheed Martin"                                     2.3(b)
                  "Management Services Agreement"                        10.3
                  "Members' Interest Register"                          2.7(a)
                  "Parent"                                             Preamble
                  "Proceeding"                                          2.8(a)
                  "Process Agent"                                         9.3
                  "Raytheon"                                            2.3(b)
                  "Secured Bank Facility"                                10.5

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.


                                            MEMBER:

WITNESS                                     IRIDIUM LLC

/s/ Kevin Lavin                             By:  /s/ Roy Grant
----------------------------------               ------------------------------

Name:  Kevin Lavin                          Name:  Roy Grant
       ---------------------------                 ----------------------------

Title:  Assistant General--                 Title:  Vice President--Chief
        Counsel--Corporate Matters                  Financial Officer
        --------------------------                  ---------------------------

                                     ANNEX A



                                INITIAL DIRECTORS

                                Robert W. Kinzie
                                George S. Medawar
                                Robert A. Ferchat
                                  Wang Mei Yue
                                    S.H. Kahn
                                Hasan M. Binladin
                                  Alberto Finol
                                Edward F. Staiano
                               Anatoli I. Kiselev
                                   Jung L. Mok
                                Gordon Comerford
                                   Edward Gams
                                John F. Mitchell
                                  Kazuo Inamori
                                Yoshiharu Yasuda
                                  Tao-Tsun Sun
                               Theodore H. Schell
                                Giuseppe Morganti
                               Sribhumi Sukhanetr
                                    Ulf Bohla
                                 Aburizal Bakrie
                             Atilano de Oms Sobrinho
                               Georg Kellinghusen
                                J. Michael Norris
                                  Yusai Okuyama
                                 John M. Scanlon
                               William A. Schreyer

                                INITIAL OFFICERS

Robert W. Kinzie               -      Chairman
Edward F. Staiano              -      Vice President and Chief Financial Officer
Mauro Sentinelli               -      Executive Vice President - Marketing and Distribution
Leo Mondale                    -      Senior Vice President - Strategic Planning and Business
                                      Development
O. Bruce Dale                  -      Vice President - Network Operations
Lauri J. Fitz-Pegado           -      Vice President - Global Gateway Relations
Mark Gercenstein               -      Vice President - Business Operations
Roy Grant                      -      Vice President - Chief Financial Officer
Dale F. Hogg                   -      Vice President - Human Resources
Francis Latapie                -      Vice President - Government Affairs
Neal F. Meehan                 -      Vice President - Aeronautics
Larry G. Rands                 -      Vice President - Engineering
F. Thomas Tuttle               -      Vice President, General Counsel and Secretary
Robert N. Beury, Jr.           -      Assistant Secretary and Deputy General Counsel
Richard L. Lesher              -      Vice Chairman and Independent Company Director

                                     ANNEX B



                                    INTERESTS


Name and Business Address                                     Interest
Iridium LLC                                                      100%
1575 Eye Street, N.W.
Washington, D.C.  20005